Lucas Energy, Inc. 8-K

Exhibit 2.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (this “Agreement”) is entered into by and between Lucas Energy, Inc., a Nevada corporation (“Purchaser” or “Company”), Segundo Resources, LLC, a Texas limited liability company (the “Seller Representative”), and each of the other individuals and entities set forth under the heading “Sellers” on the signature page(s) hereto (each, including the Seller Representative, collectively, the “Sellers”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, on December 30, 2015, the Parties entered into an Asset Purchase Agreement, pursuant to which the Purchaser agreed to purchase from the Sellers, working interests in producing properties and undeveloped acreage in Texas and Oklahoma, including varied interests in two largely contiguous acreage blocks in the liquids-rich Mid-Continent region of the United States, and related wells, leases, records, equipment and agreements associated therewith (collectively, the “Assets”);

WHEREAS, on April 13, 2016 and effective April 1, 2016, the Parties entered into a First Amendment to Asset Purchase Agreement (the “First Amendment” and the Asset Purchase Agreement as amended by the First Amendment, the “Purchase Agreement”), amending the terms of the Asset Purchase Agreement to amend certain provisions thereof and closing conditions required thereby;

WHEREAS, the Purchaser’s special meeting of stockholders to approve the transactions contemplated by the Purchase Agreement is scheduled for August 23, 2016 (the “Stockholders’ Meeting”), and the Parties desire to close the transactions contemplated by the Purchase Agreement as soon as possible thereafter (the “Closing”);

WHEREAS, in order to allow for the Closing to occur as soon as possible after the Stockholders’ Meeting, the Parties desire to allow for certain closing conditions set forth in the Purchase Agreement to occur post-closing;

WHEREAS, certain capitalized terms used herein, but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement; and

WHEREAS, the Parties now desire to enter into this Agreement to amend the Purchase Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.

Amendments to Purchase Agreement. Effective for all purposes as of the Effective Date (defined below):

Second Amendment to Asset Purchase Agreement

(a)

Section 1.1 of the Purchase Agreement is amended by replacing the definition of “Amendments to the Articles of Incorporation”, with the following:

“(g)

“Amendments to the Articles of Incorporation” mean a Certificate of Amendment to the Purchaser’s Articles of Incorporation to (a) effect any reverse stock split of the Common Stock necessary or required in order for the Purchaser to meet the initial listing requirements of the NYSE MKT, assuming such initial listing requirements are required to be met in connection with the Acquisition; and (b) to effect such other amendments as the Purchaser and the Seller Representative, with the consent of the Required Sellers, shall deem desirable or necessary.”

(b)

Section 2.6(b) of the Purchase Agreement shall be amended, restated and superseded in its entirety by the following Section 2.6(b):

“(b)

The Parties agree that if the aggregate amount of any Asset Defects, as determined pursuant to Section 8.9 is more than 5% of the Agreed Assets Value, but less than 20% of the Agreed Assets Value, the Sellers shall endeavor in good faith to correct and address such deficiency pursuant to Section 8.9, and in the event the deficiency cannot be reasonably cured by the end of the Asset Defect Cure Period, the number of Common Shares issuable to the Sellers (or in the discretion of the Purchaser, the applicable Sellers and the Seller Representative, only those Sellers whose Seller’s Assets relate to the Asset Defects will have their Common Shares adjusted), as discussed in Section 2.5(b), shall be adjusted downwards by dividing (x) the aggregate cash value of all Asset Defects, by (y) the Agreed Share Value (the product of which shall be rounded up to the nearest whole number), provided that in addition, or alternatively, the Purchaser and the Sellers (or in the discretion of the Purchaser, only those Sellers who will have their Cash Consideration adjusted) may also agree to adjust the Cash Consideration.”

(c)

Section 2.9 of the Purchase Agreement shall be amended, restated and superseded in its entirety by the following Section 2.9:

Second Amendment to Asset Purchase Agreement

“2.9

Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assets or interests therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of Applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained with respect to such Assets or interests therein prior to the Closing. Any transfer or assignment to Purchaser by Sellers of any such Asset or interest therein (a “Delayed Asset”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, each Seller whose Seller’s Assets include a Delayed Asset shall use its best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Purchaser or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, each Seller whose Seller’s Assets include a Delayed Asset (a) shall hold the Delayed Asset on behalf of Purchaser, (b) shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset and (c) shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of such Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser). Each Seller whose Seller’s Assets include a Delayed Asset shall comply with its obligations under this Agreement and to maintain its corporate or other existence until all obligations pursuant to this Section and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the applicable Seller to Purchaser (or, at Purchaser’s direction) for no additional consideration without any further act on the part of any Party. In the event all Required Consents are not obtained, and/or good title to all Delayed Assets are not received, by the Purchaser, within thirty (30) days of the Closing Date, the applicable Sellers with Delayed Assets and Purchaser shall in good faith determine a reduction in the number of Common Shares and/or Cash Consideration issuable at to the applicable Sellers to take into account the decrease in the value of the Assets created by such failure to obtain all Required Consents and to deliver all Delayed Assets (a “Reduction”), and the applicable Sellers shall return the certificates and other documents evidencing the Common Shares and/or Cash Consideration subject to such Reduction (based on the Agreed Share Value) for cancellation and re-issuance and shall further take whatever actions necessary or requested to affect such Reduction.”

(d)

Section 4.1(a) of the Purchase Agreement shall be amended, restated and superseded in its entirety by the following Section 4.1(a):

“(a)

Approval of Issuance of Common Shares and Preferred Shares. The issuance of shares of Common Shares and the Conversion Shares shall have been adopted and approved by the requisite vote of the stockholders of the Purchaser in accordance with the Nevada Revised Statutes and the Purchaser’s organizational documents, to the extent required pursuant to Applicable Law.”

(e)

Section 4.1(c) of the Purchase Agreement shall be removed from the Purchase Agreement in its entirety and replaced by “[Intentionally Removed]”.

(f)

Section 4.3(d) of the Purchase Agreement shall be amended and modified by removing sections (iii), (iv) and (v) thereof and replacing such removed sections with “[Intentionally Removed]”.

(g)

Section 7.3(d) of the Purchase Agreement shall be amended, restated and superseded in its entirety by the following Section 7.3(d):

“(d)

Following the Closing, the Purchaser shall use its commercially reasonable best efforts to change its name to “Camber Energy, Inc.” and obtain a new trading symbol in connection therewith from the NYSE MKT.”

Second Amendment to Asset Purchase Agreement

(h)

Section 7.3 of the Purchase Agreement is amended and modified by adding a new Section 7.3(f) immediately after Section 7.3(r) of the Purchase Agreement:

“(f)

As soon as practicable following the Closing, the Purchaser shall take all actions necessary and required to (i) have the Common Shares and Conversion Shares approved for listing on the NYSE MKT; (ii) issue, after NYSE MKT approval, certificates evidencing the Common Shares issuable to each applicable Seller in the amount set forth on Exhibit C, provided that in the option of the Purchaser, the Common Shares may be issued in book-entry form with evidence of such issuances delivered to the Sellers; (iii) file with the Secretary of State of Nevada, the Series B Designation; and (iv) issue certificates evidencing the Preferred Shares issuable to RAD2 Minerals and Tex Oak.”

2.

Waiver and Approval of Certain Actions Undertaken Outside the Ordinary Course of Business. The Sellers consent to and approve all actions taken by the Purchaser from December 31, 2015, to the execution of this Agreement as described in the Purchaser’s filings with the Securities and Exchange Commission, whether undertaken in the Ordinary Course of Business (as defined in the Purchase Agreement) or not, and confirm that such transactions shall not be deemed to have resulted in a breach by the Purchaser of Section 8.1 or Section 8.2 of the Purchase Agreement or any other term or condition of the Purchase Agreement, provided that to the extent such transactions would have resulted in a breach of such Purchase Agreement in the event the Purchaser did not receive prior written approval for such transactions, all such breaches or potential breaches are waived and released by the Sellers as of the date hereof.

3.

Effective Date. The “Effective Date” of this Agreement shall be, for all purposes, the date of Purchaser’s execution of this Agreement, as set forth beside the Purchaser’s signature on the signature page hereof.

4.

Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

5.

Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)

Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)

The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

Second Amendment to Asset Purchase Agreement

(c)

Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

6.

Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

7.

Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Purchase Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement as modified or amended hereby.

8.

Purchase Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

9.

Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

10.

Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

11.

Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

12.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Second Amendment to Asset Purchase Agreement

13.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict provision or rule (whether of Texas or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied and Applicable Laws of the United States of America. The obligations of the Parties hereto are to be performed in Texas. All disputes, claims, demands, actions, causes of action, suits or proceedings by and among the parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts of Texas. Texas shall be the mandatory, exclusive place for the adjudication, litigation, hearing or trial of any matter by and among the parties to this Agreement. Each Party to this Agreement hereby irrevocably waives any right to have any such dispute, claim, demand, action, cause of action, suit or proceeding adjudicated, litigated, heard or tried in any place other than Texas.

14.

Review and Construction of Documents. Each Party represents to the others, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, Tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

15.

Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

16.

No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

17.

Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature pages follow.]

Second Amendment to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered to be effective as of the Effective Date.

“PURCHASER”

Lucas Energy, Inc.

By:	/s/ Anthony C. Schnur
Anthony C. Schnur
Chief Executive Officer

Date signed/Effective Date:	08-25-2016

[Purchaser Signature Page. Signature pages of Sellers follow.]

Second Amendment to Asset Purchase Agreement

“SELLERS”

/s/ Al Thaggard

Al Thaggard

/s/ Alan Dreeben

Alan Dreeben

RAD2 Minerals, Ltd.

By: RAD2 Management, LLC, General Partner

/s/ Richard N. Azar, II

Richard N. Azar, II

Manager

Azar-Dreeben A&D Fund, LP

By: Dreeben Oil & Gas Holdings, LLC, General Partner

Members:

/s/ Alan Dreeben

Alan Dreeben

Saxum Energy

/s/ Richard R. Menchaca

Richard R. Menchaca

Manager

RAD2 Minerals, Ltd.

By: RAD2 Management, LLC, General Partner

/s/ Richard N. Azar, II

Richard N. Azar, II

Manager

/s/ Ben Azar

Ben Azar

Second Amendment to Asset Purchase Agreement

Branch Energy Services, LLC

/s/ Daniel M. Altena

Daniel M. Altena

Manager

Buschman Energy, Ltd.

By: August Management, LLC, its General Partner

/s/ Guy R. Buschman

Guy R. Buschman

Manager

Coyle Manna Management LLC

/s/ Richard N. Azar, II

Richard N. Azar, II

Manager

DBS Investments, Ltd.

By: DBS Management, LLC, its General Partner

/s/ Donnie B. Seay

Donnie B. Seay

Manager

Dudley Energy, Ltd.

By: Dudley Energy Management, LLC, its General Partner

/s/ Paul Dudley

Paul Dudley

Managing Member

/s/ Beverley Dudley

Beverly Dudley

Managing Member

Second Amendment to Asset Purchase Agreement

GBC Minerals, Ltd.

By: OBOY Oil, LLC, its General Partner

/s/ Guy Robert Buschman

Guy Robert Buschman

Manager

Guy R. Buschman, Trustee

/s/ Guy R. Buschman

Guy R. Buschman

/s/ John W. Taylor

John W. Taylor

/s/ Julian Stewart

Julian Stewart

Kristen B. Hicks, Trustee of the Kristen B. Hicks Portions B Trust

/s/ Kristen B. Hicks

Kristen B. Hicks, Trustee

/s/ Larry Votaw

Larry Votaw

/s/ Judy Votaw

Judy Votaw

Azar, MPII & Range A&D Fund, LP

By: RAD2 Management, LLC, formerly known as Azar Management, LLC General Partner

/s/ Richard N. Azar, II

Richard N. Azar, II

Manager

Rockin’ S FLP, Ltd.

By: Rockin’ S Investment, LLC, its General Partner

/s/ Gretchen Spalten

Gretchen Spalten

Manager

Second Amendment to Asset Purchase Agreement

Saxum Energy, LLC

/s/ Richard R. Menchaca

Richard R. Menchaca

Manager

Scott Lake Energy, L.P.

By: Scott Lake Energy, LLC, its General Partner

/s/ Donald Rowden

Donald Rowden

Manager

/s/ Richard Mencaca

Richard Menchaca

/s/ Kimberly Mencaca

Kimberly Menchaca

“Seller Representative” and “Seller”

Segundo Resources, LLC

/s/ Richard N. Azar, II

Richard N. Azar, II

Manager

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Second Amendment to Asset Purchase Agreement